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EXHIBIT 5.1

October 4, 2011

Boston Therapeutics, Inc.
33 South Commercial Street
Manchester, NH 03101

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Boston Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), on October 4, 2011 relating to the registration of the offer and sale by the Company of (i) up to 5,000,000 shares (the “2010 Stock Plan Shares”) of common stock, $.001 par value per share, of the Company (the “Common Stock”) pursuant to Awards granted or which may be granted under the Company’s 2010 Stock Plan (the “2010 Stock Plan”) and (ii) up to 2,100,000 shares (the “2011 Stock Plan Shares”) of Common Stock pursuant to pursuant to Awards granted or which may be granted under the Company’s 2011 Non-Qualified Stock Plan (the “2011 Stock Plan”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2010 Stock Plan or 2011 Stock Plan, as appropriate.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that (i) the 2010 Stock Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2010 Stock Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the 2011 Stock Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the 2011 Stock Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.

Boston Therapeutics, Inc.
October 4, 2011

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SEYFARTH SHAW LLP

/s/ Seyfarth Shaw LLP